Exhibit 10.3

STOCK YARDS BANK AND TRUST COMPANY
EXECUTIVE NONQUALIFIED DEFERRED COMPENSATION PLAN (the "Plan")

EMPLOYER CONTRIBUTION AGREEMENT

The following Participant is hereby made eligible for Employer Credits to the Plan, on the terms set forth herein:

Name: __________________________

Date Employer Credits shall be determined and deemed credited:

As soon as practicable after December 31, 2006 with respect to 2006 Employer Credits, and as soon as practicable after the end of each future calendar year while the Participant is an Active Participant, with respect to each such future year.

Annual amount or formula for Employer Credits:

Restoration Credit. For 2006, provided that the Participant remains employed until December 31, 2006, an amount equal to 8% of all Participant's total compensation as defined in the Employer's 401(k) and Employee Stock Ownership Plan and Trust (the "KSOP") for 2006, without regard to the base salary or the Code Section 401(a)(17) limits thereon, less the compensation actually taken into account for purposes of the KSOP with such limits applied.

For 2007 and future years, provided that the Participant remains employed until December 31, a contribution to make up for the lost opportunity for employer contributions on some portions of pay and dependent on the Employee's actual combined plan deferrals. This amount will be either A or B below:

A.

If that the Participant has, as of January 1 of the year for which a contribution is being calculated, elected to defer as between the KSOP and the Nonqualified Plan (and without regard to any later-in-the-year changes in the KSOP deferral elections), a dollar amount that is at least equal to "A" multiplied by "C", then the Nonqualfied Employer Credit for the year shall be an amount equal to

[(A + B) x C] - D

Where,

"A" means the maximum percentage of pay that the Employer makes as a matching contribution to the KSOP in the year for which the contribution is being calculated.

"B" means the percentage of pay that is used to determine the Employer's ESOP Contribution to the KSOP in the year for which the contribution is being calculated.

"C" means the Participant's total compensation as defined in the KSOP, without regard to the base salary or the Code Section 401(a)(17) limit thereon; provided however, that, in no event shall such compensation considered for this Plan exceed 200% of the Participant's base salary for the year for which the contribution is allocated..

"D" means the total contribution that would be allocable by the Employer to the Participant in the KSOP for the year for which the contribution is being calculated, assuming (whether or not it is the case) that the Participant is allocated the maximum matching contribution allowed pursuant to the terms of the KSOP.

B.

If the Participant's January 1 combined deferral elections from both the KSOP and the Nonqualified Plan do not at least equal "A" x "C" (a total deferral at or above the level of the total percentage that could be matched), then the Employer Credit shall be an amount equal to the difference between "C" and the pay considered under the KSOP for the year, multiplied by "B," plus that same pay difference, multiplied by "A," but this latter amount shall never be higher than the total dollars deferred into the Nonqualified Plan for the year.

Vesting schedule for Employer Credits:
The vesting schedule for the Restoration Credits and earnings or losses thereon shall be the same as such schedule in the KSOP, as applied to the Participant.

Provided, however, that, if
(i)	a Change in Control (as defined in Section 10.2 of the Plan) occurs while the Participant is still employed by the Employer, then the Participant shall become 100% vested; or
(ii)

a Total Disability occurs while Participant is still employed by the Employer, then the Participant shall become 100% vested. For purposes of this clause, "Total Disability" of any Employee will mean that the Employee is unable, because of bodily injuries sustained or disease originating after becoming a Member of the Plan to perform any and every duty of the Employer's regular occupation. However, after a period of such Total Disability has continued for 60 months, the Employee will be deemed to be totally disabled only if unable, because of such bodily injury or sickness, to perform any and every duty of any occupation for which the Employee is reasonably fitted by education, training or experience. The total and irrecoverable loss of the sight of both eyes, or the use of both hands or both feet or of one hand and one foot, will be considered Total Disability; or

(iii)

Cause exists at Termination of Employment in accordance with Section 7 of the Plan, then the Participant shall be zero % vested and shall forfeit all Employer Credits and earnings and losses thereon; or

(iv)	the Plan is terminated while Participant is still employed by the Employer, then the Participant shall be 100% vested.

This Employer Contribution Agreement is effective as of the date approved below by the Committee:

By: ____________________________________

Name: _________________________________, a member of the Committee

Date: __________________________________